Exhibit 99.1

EMPIRE RESOURCES REPORTS FIRST QUARTER 2013 RESULTS

FIRST QUARTER 2013 SALES INCREASE 22% SEQUENTIALLY TO $133.4 MILLION

OPERATING INCOME RISES 12% TO $3.4 MILLION FROM 2012 FOURTH QUARTER

Fort Lee, NJ, May 14, 2013 — Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the first quarter of 2013 were $133.4 million, which is an increase of 22% from the fourth quarter of 2012, and 8% lower than the 2012 first quarter. While pounds shipped increased over both prior periods, lower metal pricing versus the 2012 first quarter resulted in reduced sales compared to that quarter.

Gross profit for the first quarter of 2013 was $6.6 million, which is 9% higher than in the 2012 fourth quarter and 4% higher than in the first quarter of 2012. Gross profit as a percentage of sales was 5.0% in the first quarter of 2013. This compares with 5.1% of sales in the fourth quarter of 2012 (before including a partial recovery of a claim against MF Global) and 4.4% of sales in the first quarter of 2012.

Operating income for the first quarter of 2013 reached $3.4 million, an increase of 12% from the fourth quarter of 2012 and up 16% from the 2012 first quarter, reflecting the improvement in the gross profit along with the Company’s ongoing efforts to control SG&A expenses.

Interest expense was in line with the fourth quarter of 2012, and 16% below the first quarter of 2012 as the Company has been able to reduce bank debt because of its success in controlling inventory levels. Total inventories decreased $16.5 million from the end of the fourth quarter of 2012 and were $43.6 million lower than at the end of the first quarter of 2012.

In the first quarter of 2013, the Company recognized a non-cash non-operating loss of $2.1 million related to the change in fair market valuation of the derivative feature of its convertible subordinated note. The recent increase in the Company’s stock price following its listing on the NASDAQ Capital Market in February 2013 and the resulting mark-to-market of the derivative liability accounted for the change in fair value in the 2013 first quarter. Non-cash non-operating losses related to the derivative feature totaled $0.4 million in the fourth quarter of 2012 and $0.2 million in the first quarter of 2012.

Pre-tax income, before including the derivative-related loss, was $2.3 million in first quarter of 2013, an increase of 18% from the fourth quarter of 2012 and up 44% from the first quarter of 2012, before including the derivative-related losses in those prior periods.

Net income for the first quarter of 2013 was $0.1 million, or $0.01 per diluted share, including the non-cash non-operating loss related to the change in fair value of the derivative feature of the Company’s convertible subordinated notes. Net income was $0.9 million, or $0.11 per diluted share, for the fourth quarter of 2012, and $0.8 million, or $0.09 per diluted share, in the first quarter of 2012, also including the non-cash losses attributable to the derivative-related liability in both periods.

Nathan Kahn, President and CEO, commented, “Continued execution of our strategy enabled us to achieve improved results in the first quarter despite continued challenging industry conditions.

“The 22% sequential improvement in our sales in the quarter included growth in all geographic regions, highlighted by our further gains in market share in South America along with improved sales in North America after the sharp drop in demand industry-wide at the end of 2012. We also advanced in our sales of steel products in the quarter. Increasing our position in steel products, while maintaining our strong market position in aluminum, is a key component of our strategy to accelerate top-line growth.

“We also made additional progress in strengthening our profitability in the first quarter, most notably by further reducing our inventory while maintaining revenues. The resulting increase in inventory turns enabled us to reduce working capital and pay down bank debt for a third consecutive quarter, improving our profitability and cash flow.

“Most importantly, our progress in the first quarter, both in sales and operating income, was accompanied by our full commitment to being effective partners to our customers and suppliers. It is on that foundation that we will continue to pursue future profitable growth.”

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Brazil, Australia, New Zealand and Europe. It maintains supply contracts with mills in various parts of the world.

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company’s competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company’s failure to grow internally or by acquisition and (xiii) the Company’s failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the SEC on May 3, 2012 and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income (Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31, 2013 2012
Net sales	$133,430	$145,609
Cost of goods sold	126,800	139,255
Gross profit	6,630	6,354
Selling, general and administrative expenses	3,258	3,452
Operating income	3,372	2,902
Other expenses
Change in value of derivative liability	(2,123)	(244)
Interest expense, net	(1,113)	(1,328)
Income before income taxes	136	1,330
Income taxes	51	499
Net income	$85	$831
Weighted average shares outstanding:
Basic	8,586	9,221
Diluted	8,852	9,422
Earnings per share:
Basic	$0.01	$0.09
Diluted	$0.01	$0.09

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Balance Sheets

(In thousands except share amounts)

	March 31, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash	$2,664	$3,136
Trade accounts receivable (less allowance for doubtful accounts of $515 and $521)	65,956	53,551
Inventories	129,015	145,547
Deferred tax assets	4,183	3,306
Advance to supplier, net of imputed interest of $264 and $292	3,060	3,061
Other current assets	8,723	3,965
Total current assets	213,601	212,566
Advance to supplier, net of imputed interest of $178 and $234, respectively, net of current maturities	5,665	6,413
Preferential supply agreement	882	962
Long-term financing costs, net of amortization	719	862
Property and equipment, net	3,966	3,987
Total assets	$224,833	$224,790

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks	$117,358	$124,095
Current maturities of mortgage payable	174	171
Trade accounts payable	40,495	36,048
Income taxes payable	3,951	3,036
Accrued expenses and derivative liabilities	3,968	4,783
Dividends payable	215	-
Total current liabilities	166,161	168,133

Mortgage payable, net of current maturities	1,245	1,290
Subordinated convertible debt net of unamortized discount of $1,792 and $1,933 respectively	10,208	10,067
Derivative liability for embedded conversion option	4,119	1,996
Deferred taxes payable	213	195
Total Liabilities	181,946	181,681

Commitments and Contingencies (Note 19)

Stockholders' equity:
Common stock $.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at March 31, 2013 and December 31, 2012	117	117
Additional paid-in capital	11,937	11,937
Retained earnings	36,511	36,641
Accumulated other comprehensive loss	(207)	(136)
Treasury stock, 3,165,249 and 3,158,597 shares at March 31, 2013 and December 31, 2012, respectively	(5,471)	(5,450)
Total stockholders' equity	42,887	43,109
Total liabilities and stockholders' equity	$224,833	$224,790

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$85	$831
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	173	163
Change in value of derivative liability	2,123	244
Amortization of convertible note discount	141	141
Imputed interest on vendor advance	(85)	(173)
Amortization of supply agreement	80	-
Deferred income taxes	(866)	(94)
Foreign exchange loss/(gain), and other	19	(57)
Changes in:
Trade accounts receivable	(12,512)	(10,730)
Inventories	16,355	11,824
Other current assets	(4,761)	4,773
Trade accounts payable	4,475	(8,311)
Income taxes payable	915	592
Accrued expenses and derivative liabilities	(789)	(258)
Net cash provided by/(used in) operating activities	5,353	(1,055)
Cash flows provided by/(used in) investing activities:
Repayment/(advance) related to supply agreement	833	(5,000)
Purchases of property and equipment	(9)	(20)
Net cash provided by/(used in) investing activities	824	(5,020)
Cash flows (used in)/provided by financing activities:
(Repayments of)/proceeds from notes payable – banks	(6,580)	3,949
Repayments - mortgage payable	(42)	(39)
Dividends paid	-	(231)
Deferred financing costs	-	(2)
Treasury stock purchased	(21)	(121)
Net cash (used in )/provided by financing activities	(6,643)	3,556
Net decrease in cash	(466)	(2,519)
Effect of exchange rate	(6)	15
Cash at beginning of period	3,136	4,274
Cash at end of the period	$2,664	$1,770
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$766	1,058
Income taxes	$110	743
Non cash financing activities:
Dividend declared but not yet paid	$215	230
See notes to unaudited condensed consolidated financial statements

Contacts:

Investor Relations:

Comm-Counsellors, LLC

Edward Nebb

+1 203-972-8350

enebb@optonline.net

June Filingeri

+1 203-972-0186

junefil@optonline.net

Shareholders:

David Kronfeld

+1 917-408-1940

dkronfeld@empireresources.com